Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the Fourth Quarter and Full Year, 2018

FORT LAUDERDALE, Florida – March 11,  2018, BBX Capital Corporation (NYSE: BBX, OTCQX: BBXTB) (“BBX Capital” or the “Company”) reported today its financial results for the quarter and year ended December 31, 2018.

Selected highlights of BBX Capital’s consolidated financial results include:

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

•	Total consolidated revenues of $231.9 million vs. $225.6 million, an increase of 2.8%
•	Net income attributable to shareholders of $11.3 million vs. $45.6 million
•	Diluted earnings per share of $0.12 vs. $0.45
•

Provision for income taxes of $9.6 million vs. benefit for income taxes of $39.7 million primarily due to a decrease in net deferred tax liabilities in December 2017 as a result of the enactment of the Tax Cuts and Jobs Act

•	Free cash flow of $30.8 million vs. $4.5 million (1)
•	Adjusted EBITDA of $36.6 million vs. $26.5 million (2)

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017:

•	Total consolidated revenues of $947.6 million vs. $869.6 million, an increase of 9.0%
•	Net income attributable to shareholders of $35.1 million vs. $83.9 million
•	Diluted earnings per share of $0.36 vs. $0.81
•	Provision for income taxes of $31.6 million vs. benefit for income taxes of $9.7 million primarily due to the decrease in net deferred tax liabilities in December 2017 described above
•	Free cash flow of $41.1 million vs. $43.6 million (1)
•	Adjusted EBITDA of $109.2 million vs. $122.9 million (2)
(1)

See the supplemental tables included in this release for a reconciliation of BBX Capital’s cash flow from operating activities to free cash flow.  Free cash flow is defined as cash provided by operating activities less capital expenditures for property and equipment.

(2)	See the supplemental tables included in this release for a reconciliation of BBX Capital’s net income to adjusted EBITDA.

Balance Sheet as of December 31, 2018 Compared to December  31, 2017:

•	Total consolidated assets of $1.7 billion vs. $1.6 billion
•	Total shareholders' equity of $549.6 million vs. $585.5 million
•	Fully diluted book value per share of $5.70 vs. $5.63

“The Company recently announced its intention to take Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen”) private through a statutory short-form merger under Florida law.  Each share of Bluegreen’s common stock outstanding at the effective time of the merger, other than shares beneficially owned by BBX Capital and shareholders who duly exercise and perfect appraisal rights in accordance with Florida law, would pursuant to the merger be converted into the right to receive $16.00 per share in cash. As a result of the proposed merger, BBX Capital will own 100% of Bluegreen Vacations,” commented Alan B. Levan, Chairman and Chief Executive Officer of BBX Capital Corporation.

Bluegreen Vacations

“During 2018, Bluegreen Vacations focused on expanding inventory and its footprint, improving efficiencies and revenue capabilities, and positioning the company for future growth.  Highlights include: its agreement to acquire inventory and, by 2021, the resort management contract with Manhattan Club in New York City; its acquisition of the Éilan Hotel & Spa in San Antonio, Texas, and its fee-based service agreement with Marquee Resort in New Orleans, Louisiana. During 2018, Bluegreen also adopted a no tolerance policy toward abusive practices by so-called ‘timeshare exit firms’ and took a critical first step in Bluegreen’s ongoing ERP modernization project with the installation of an upgraded point of sale and sales and inventory accounting system.   Bluegreen also continued its focus on improving its marketing efforts including testing new digital programs in tandem with its traditional marketing programs, as well as exploring supplementary marketing alliances and channels.  Bluegreen’s goal is growth in its portfolio of comprehensive, fee-based resort management, financial and sales and marketing services,  and continued improvement in market efficiencies with a focus on increasing average sales volume per guest and average sales price per transaction.

BBX Capital Real Estate

“Throughout 2018, BBX Capital Real Estate continued to pursue its growth strategy by focusing on acquiring or developing primarily for-sale housing communities, rental apartment communities and commercial properties, as well as investing in opportunistic real estate joint ventures with third party developers.  During the year, BBX Capital Real Estate’s joint venture investments both completed projects and commenced new projects.  Efforts were also directed toward maximizing value at its mixed-use developments by monetizing outparcels and buildings within its legacy assets and projects.    BBX Capital Real Estate also experienced strong lot sales at its Beacon Lake Community in St. Johns County, Florida during the year.   With a focus towards future sustainable growth and diversification, BBX Capital Real Estate acquired a fifty percent (50%) membership interest in The Altman Companies, LLC and interests in the management of seven multi-family real estate developments of Altman.   We believe this transaction will provide BBX Capital Real Estate a more complete operating platform to support its long-term growth.

IT’SUGAR

“IT’SUGAR, one of the largest specialty candy retailers in the world, opened four new stores in 2018.    In November 2018, IT’SUGAR announced the return of FAO Schweetz, the over-the-top, 2,150-square-foot candy shop and “retail-tainment” experience operated by IT’SUGAR within the FAO Schwarz flagship store in New York City at 30 Rockefeller Plaza.

Renin Holdings

“During 2018, Renin continued its retail and online growth through distribution at Lowes, Home Depot, and Wayfair.  In December, one of the Company’s best-selling barn style door kits became available to Costco members across the country (in store and online).  Renin recently showcased its product assortment of closet doors, barn style doors, door hardware, and home décor products at the International Builders Show (“IBS”) in Las Vegas.  IBS is one of the largest gathering of home and building professionals in North America with upwards of 60,000 attendees.  Renin’s products, particularly its barn-style doors, continue to be featured on “Property Brothers,”  HGTV's hit television series.

“As we have stated each quarter, since many of our assets do not generate income on a regular or predictable basis, our objective continues to be long term growth as measured by increases in book value and intrinsic value over time. Our goal is to streamline our business verticals so that our business model can be more easily analyzed and followed by the markets.  To this end, we will continue to review the performance of our assets and investments and consider transactions involving the sale, disposition or a spin-off of assets, investments or subsidiaries,” Levan concluded.

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For additional information regarding the proposed merger, please view BBX Capital’s press release issued on March 4, 2019, and more detailed information regarding the merger, including additional details regarding the terms of the merger, how the merger will affect Bluegreen’s shareholders, and the rights of Bluegreen’s shareholders with respect to the merger, including, without limitation, appraisal rights, will be contained in a Schedule 13E-3 to be filed with the SEC by BBX Capital (and certain other filers).  Such Schedule 13E-3 and amendments thereto will be available on the SEC’s website at www.sec.gov.  In addition, a copy of the final Schedule 13E-3 will be mailed to Bluegreen’s shareholders at least 30 days prior to the effective date of the merger.  Bluegreen’s shareholders should carefully review the entire Schedule 13E-3.

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments and risks, please see BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2018, which will be available on the SEC's website, https://www.sec.gov and on BBX Capital’s website, www.BBXCapital.com, upon filing with the SEC.

Non-GAAP Financial Measures:  The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow.  Please see the supplemental tables for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

***

The following selected information relates to the operating activities of Bluegreen Vacations Corporation (“Bluegreen Vacations” or “Bluegreen”),  BBX Capital Real Estate, Renin Holdings, LLC (“Renin”), and IT’SUGAR, LLC (“IT’SUGAR”).

Bluegreen Vacations -  Selected Financial Data

Selected highlights of Bluegreen Vacations’ financial results include:

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

•	Sales of VOIs of $58.8 million vs. $65.9 million
•	System-wide sales of VOIs of $146.0 million vs. $151.9 million (1)
•	Other fee-based services revenue of $28.6 million vs. $28.3 million
•	Income before income taxes of $26.2 million vs. $28.9 million
•	Adjusted EBITDA of $31.7 million vs. $35.5 million (2)
•	Free cash flow of $22.9 million vs. $12.5 million (3)

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017:

•	Sales of VOIs of $254.2 million vs. $242.0 million
•	System-wide sales of VOIs of $624.1 million vs. $619.3 million (1)
•	Other fee-based services revenue of $118.0 million vs. $111.8 million
•	Income before income taxes of $128.9 million vs. $137.0 million
•	Adjusted EBITDA of $141.8 million vs. $150.3 million (2)
•	Free cash flow of $44.3 million vs. $51.9 million (3)
(1)	See the supplemental tables included in this release for a reconciliation of Bluegreen’s Sales of VOIs to System-wide sales of VOIs.
(2)	See the supplemental tables included in this release for a reconciliation of Bluegreen’s net income to Adjusted EBITDA.
(3)	See the supplemental tables included in this release for a reconciliation of Bluegreen’s cash flow from operating activities to free cash flow.

In addition to BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2018,  more complete and detailed information regarding Bluegreen Vacations and its financial results, business, operations and risks can be found in Bluegreen Vacations’ Annual Report on Form 10-K for the year ended December 31, 2018, which is available to view on the SEC's website https://www.sec.gov, and on Bluegreen Vacations’ website, www.BluegreenVacations.com.

BBX Capital Real Estate -  Selected Financial Data

Selected highlights of BBX Capital Real Estate’s financial results include:

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

•	Revenues of $5.2 million vs. $2.2 million, an increase of 136.4%
•	Pre-tax income from sales of real estate inventory of $1.8 million vs. $0
•	Equity in net earnings of unconsolidated real estate joint ventures of $13.0 million vs. $4.1 million
•	Income before income taxes of $14.6 million vs. $4.2 million

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017:

•	Revenues of $31.3 million vs. $8.8 million, an increase of 225.7%
•	Pre-tax income from sales of real estate inventory of $7.7 million vs. $0
•	Equity in net earnings of unconsolidated real estate joint ventures of $14.2 million vs. $12.5 million
•	Income before income taxes of $30.2 million vs. $16.1 million

During the quarter ended December  31, 2018, BBX Capital Real Estate’s joint ventures that developed The Addison on Millenia and Altis at Shingle Creek sold their respective multifamily apartment communities for significant gains, which resulted in an increase in equity in net earnings of unconsolidated real estate joint ventures. In addition, BBX Capital Real Estate continued its development of the Beacon Lake Community in St. Johns County, Florida, and closed on the sale of 46 developed lots to homebuilders, resulting in $4.6 million in revenues and $1.8 million of pre-tax income.

During the quarter, BBX Capital Real Estate also expanded its operating platform through the acquisition of a 50% membership interest in the Altman Companies, a developer and manager of multifamily apartment communities.

Renin - Selected Financial Data

Selected highlights of Renin’s financial results include:

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

•	Trade sales of $21.2 million vs. $17.5 million, an increase of 21.1%
•	Gross margin of $4.2 million vs. $3.9 million
•	Gross margin percentage of 19.7% vs. 22.2%
•	Income before income taxes of $1.8 million vs. $1.1 million
•	Adjusted EBITDA of $2.4 million vs $1.7 million (1)

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017:

•	Trade sales of $68.4 million vs. $68.9 million, a decrease of 0.7%

•	Gross margin of $12.9 million vs. $14.0 million
•	Gross margin percentage of 18.9% vs. 20.3%
•	Income before income taxes of $2.5 million vs. $2.2 million
•	Adjusted EBITDA of $5.0 million vs $4.6 million (1)
(1)	See the supplemental tables included in this release for a reconciliation of Renin’s net income to Adjusted EBITDA.

Renin’s operating results for the quarter ended December 31, 2018 reflect an increase in trade sales associated with a higher volume of sales to retail distributors, partially offset by a decrease in its gross margin percentage primarily due to higher product costs and inventory reserves. In addition, selling, general, and administrative expenses declined as a result of cost saving initiatives at its manufacturing facilities and corporate offices.

IT’SUGAR- Selected Financial Data

Selected highlights of IT’SUGAR’s financial results include:

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

•	Trade sales of $20.7 million vs. $19.9 million, an increase of 4.0%
•	Gross margin of $7.9 million vs. $7.6 million
•	Gross margin percentage of 38.4% vs. 38.4%
•	Loss before income taxes of $1.9 million vs. $0.4 million

Year Ended December 31, 2018 Compared to the Period from June 16, 2017 (Date of Acquisition) Through December 31, 2017:

•	Trade sales of $79.6 million vs. $46.7 million, an increase of 70.1%
•	Gross margin of $32.9 million vs. $21.0 million
•	Gross margin percentage of 41.3% vs. 45.0%
•	(Loss) income before income taxes of $(2.4) million vs. $2.6 million

IT’SUGAR’s operating results for the quarter ended December 31, 2018 reflect revenues associated with the previously announced FAO Schweetz location in New York City operated by IT’SUGAR, which opened during the quarter, and increased costs primarily associated with hiring three new executives, including the previously announced appointment of Mark Davis as IT’SUGAR’s Chief Financial Officer and Chief Operating Officer.

Other Investments:

The Company has other investments in various operating businesses, including restaurant locations throughout Florida and companies in the confectionery industry, which generated aggregate losses before income taxes of $5.7 million and $8.7 million, including impairment losses of $4.0 million and $5.4 million, during the fourth quarter of 2018 and 2017, respectively. The Company’s losses before income taxes from these other investments were $16.8 million and $22.1 million for the years ended December 31, 2018 and 2017, respectively. Although the Company expects to continue to incur losses from these businesses during 2019, the Company has been engaged in efforts during 2018 to reduce the size of certain of these businesses, including the closure of manufacturing facilities and the elimination of corporate personnel and infrastructure.

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About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose principal investments include Bluegreen Vacations Corporation (NYSE: BXG), BBX Capital Real Estate, Renin Holdings, and IT’SUGAR. For additional information, please visit www.BBXCapital.com.

About Bluegreen Vacations Corporation: Bluegreen Vacations Corporation (NYSE: BXG) is  a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a  flexible, points-based, deeded vacation ownership plan with approximately 216,000 owners, 69 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of December 31, 2018. Bluegreen Vacations also offers a  portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB),  a diversified holding company.  For further information, visit www.BluegreenVacations.com.

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300,  Email: LHinkley@BBXCapital.com

Media Relations Contacts: Kip Hunter Marketing, 954-765-1329, Nicole Lewis / Shannon O’Malley Email: nicole@kiphuntermarketing.com,  shannon@kiphuntermarketing.com

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This press release contains forward-looking statements based largely on current expectations of BBX Capital or its subsidiaries that involve a number of risks and uncertainties.  All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements may be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import.  The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We can give no assurance that such expectations will prove to have been correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein.  Forward-looking statements are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control and the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.  This press release also contains information regarding the past performance of the Company, its subsidiaries and their respective investments and operations, and the reader should note that prior or current performance is not a guarantee or indication of future performance.  Future results could differ materially as a result of a variety of risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which the Company operates, including the development, operation, management and investment in residential and commercial real estate, the resort development and vacation ownership industries in which Bluegreen operates, the home improvement industry in which Renin operates, and the sugar and confectionery industry in which IT’SUGAR operates and in (which BBX Sweet Holdings operates,  as well as the pizza franchise and fast-casual restaurant industry in which the Company is a franchisee of  MOD Pizza restaurants.  Risks and uncertainties include, without limitation, the risks and uncertainties affecting BBX Capital and its subsidiaries, and their respective results, operations, markets, products, services and business strategies, including risks associated with the ability to successfully implement currently anticipated plans and generate earnings, long term growth, and increased value; the risk that BBX Capital’s efforts to streamline its businesses may not be successful or achieve the anticipated or desired benefits; the performance of entities of which BBX Capital has acquired or in which it has made investments may not be profitable or perform as anticipated; BBX Capital is dependent upon dividends from its subsidiaries, principally Bluegreen, to fund its operations; BBX Capital’s subsidiaries may not be in a position to pay dividends, dividend payments may be subject to certain restrictions, including restrictions contained in debt instruments, and may be subject to declaration by such subsidiary’s board of directors or managers; the risks relating to acquisitions, including acquisitions in diverse activities, including the risk that they will not perform as expected and will adversely impact the Company’s results; risks relating to the monetization of BBX Capital’s legacy assets; and risks related to litigation and other legal proceedings involving BBX Capital and its subsidiaries.  The Company’s investment in Bluegreen Vacations Corporation exposes the Company to risks of Bluegreen’s business and risks inherent in the vacation ownership industry,  risks relating to its operations and its relationships with its strategic partners, as well as other risks relating to the ownership of Bluegreen’s common stock, including those described in Bluegreen’s Annual and Quarterly Reports filed with the SEC.  In addition, with respect to BBX Capital’s Real Estate and Middle Market Divisions,  the risks and uncertainties include risks relating to the real estate market and real estate development, the risk that joint venture partners may not fulfill their obligations and the projects may not be developed as anticipated or be profitable, and the risk that contractual commitments may not be completed on the terms provided or at all; risks relating to acquisition and performance of operating businesses, including integration risks, risks regarding achieving profitability, foreign currency transaction risk, goodwill and other intangible impairment risks, risks relating to restructurings and restated charges, and the risk that assets may be disposed of at a loss; risks related to the Company’s MOD Pizza franchise activities, including that stores may not be opened when or in the number expected and that the stores once opened may not be profitable or otherwise perform as expected.  Further, this press release contains forward-looking statements relating to the Company’s intention to take Bluegreen Vacations private through a statutory short-form merger under Florida law,  which are subject to risks and uncertainties including, but not limited to, that the merger may not be consummated when expected or at all, that BBX Capital may not realize the benefits expected from the merger to the extent anticipated  or at all, and risks relating to the exercise of appraisal rights, including that the fair value of Bluegreen’s common stock determined in accordance with Florida’s appraisal rights statutes may be greater or less than the per share merger consideration and that Bluegreen’s shareholder would be entitled to receive pursuant to the merger.    Reference is also made to the other risks and uncertainties described in BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2018.  The Company cautions that the foregoing factors are not exclusive, and that the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

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The following supplemental table represents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2018 (in thousands):

	Bluegreen	BBX Capital Real Estate	Renin	IT'SUGAR	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Sales of VOIs	$58,813	-	-	-	-	-	58,813
Fee-based sales commissions	48,841	-	-	-	-	-	48,841
Other fee-based services	28,552	-	-	-	-	-	28,552
Cost reimbursements	15,375	-	-	-	-	-	15,375
Trade sales	-	-	21,212	20,651	11,518	(9)	53,372
Sales of real estate inventory	-	4,633	-	-	-	-	4,633
Interest income	22,143	213	-	-	41	(634)	21,763
Net gains on sales of real estate assets	-	(235)	-	-	-	-	(235)
Other revenue	(68)	629	-	25	433	(211)	808
Total revenues	173,656	5,240	21,212	20,676	11,992	(856)	231,922
Costs and expenses:
Cost of VOIs sold	3,975	-	-	-	-	-	3,975
Cost of other fee-based services	18,986	-	-	-	-	-	18,986
Cost reimbursements	15,375	-	-	-	-	-	15,375
Cost of trade sales	-	-	17,029	12,720	7,879	(9)	37,619
Cost of real estate inventory sold	-	2,833	-	-	-	-	2,833
Interest expense	9,239	-	141	40	33	1,760	11,213
Recoveries from loan losses, net	-	(1,367)	-	-	-	-	(1,367)
Impairment losses	-	181	-	-	3,961	-	4,142
Selling, general and administrative expenses	99,867	2,045	2,262	9,823	5,863	6,983	126,843
Total costs and expenses	147,442	3,692	19,432	22,583	17,736	8,732	219,619
Equity in net earnings of unconsolidated real estate joint ventures	-	13,029	-	-	-	-	13,029
Foreign exchange gain	-	-	(23)	-	-	-	(23)
Income (loss) before income taxes	26,214	14,577	1,757	(1,907)	(5,744)	(9,588)	25,309

The following supplemental table represents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2017 (in thousands):

	Bluegreen	BBX Capital Real Estate	Renin	IT'SUGAR	Other	Reconciling Items and Eliminations	Segment Total(1)
Revenues:
Sales of VOIs	$65,923	-	-	-	-	-	65,923
Fee-based sales commissions	50,343	-	-	-	-	-	50,343
Other fee-based services	28,377	-	-	-	-	-	28,377
Cost reimbursements	11,979	-	-	-	-	-	11,979
Trade sales	-	-	17,488	19,889	8,333	-	45,710
Interest income	21,203	310	-	1	49	(920)	20,643
Net gains on sales of real estate assets	-	277	-	-	-	-	277
Other revenue	432	1,628	-	50	367	(155)	2,322
Total revenues	178,257	2,215	17,488	19,940	8,749	(1,075)	225,574
Costs and expenses:
Cost of VOIs sold	6,327	-	-	-	-	-	6,327
Cost of other fee-based services	15,897	-	-	-	-	-	15,897
Cost reimbursements	11,979	-	-	-	-	-	11,979
Cost of trade sales	-	-	13,609	12,248	7,884	-	33,741
Interest expense	6,198	-	166	-	80	1,179	7,623
Recoveries from loan losses, net	-	(1,397)	-	-	-	-	(1,397)
Impairment losses	-	368	-	-	5,421	-	5,789
Net gains on cancellation of junior subordinated debentures	-	-	-	-	-	-	-
Reimbursements of litigation costs and penalty	-	-	-	-		(1,450)	(1,450)
Selling, general and administrative expenses	108,942	3,125	2,708	8,096	4,087	9,527	136,485
Total costs and expenses	149,343	2,096	16,483	20,344	17,472	9,256	214,994
Equity in net earnings of unconsolidated real estate joint ventures	-	4,113	-	-	-	-	4,113
Foreign exchange loss	-	-	119	-	-	-	119
Income (loss) before income taxes	$28,914	4,232	1,124	(404)	(8,723)	(10,331)	14,812

(1)

See Note [2]:  Summary of Significant Accounting Policies within the December 3[1], 2018 annual report on Form 10-K for further discussion regarding the implementation of a new revenue recognition accounting standard.

The following supplemental table represents BBX Capital’s Consolidating Statement of Operations (unaudited) for the year ended December 31, 2018 (in thousands):

	Bluegreen	BBX Capital Real Estate	Renin	IT'SUGAR	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Sales of VOIs	$254,225	-	-	-	-	-	254,225
Fee-based sales commissions	216,422	-	-	-	-	-	216,422
Other fee-based services	118,024	-	-	-	-	-	118,024
Cost reimbursements	62,534	-	-	-	-	-	62,534
Trade sales	-	-	68,417	79,618	31,472	(21)	179,486
Sales of real estate inventory	-	21,771	-	-	-	-	21,771
Interest income	85,914	2,277	-	1	147	(2,838)	85,501
Net gains on sales of real estate assets	-	4,563	-	-	-	-	4,563
Other revenue	1,201	2,653	-	159	1,889	(835)	5,067
Total revenues	738,320	31,264	68,417	79,778	33,508	(3,694)	947,593
Costs and expenses:
Cost of VOIs sold	23,813	-	-	-	-	-	23,813
Cost of other fee-based services	72,968	-	-	-	-	-	72,968
Cost reimbursements	62,534	-	-	-	-	-	62,534
Cost of trade sales	-	-	55,483	46,718	23,468	(21)	125,648
Cost of real estate inventory sold	-	14,116	-	-	-	-	14,116
Interest expense	34,709	-	638	40	275	6,276	41,938
Recoveries from loan losses, net	-	(8,603)	-	-	-	-	(8,603)
Impairment losses	-	521	-	-	4,147	-	4,668
Reimbursements of litigation costs and penalty	-	-	-	-	-	(600)	(600)
Selling, general and administrative expenses	415,403	9,210	9,903	35,404	22,398	45,623	537,941
Total costs and expenses	609,427	15,244	66,024	82,162	50,288	51,278	874,423
Equity in net earnings of unconsolidated real estate joint ventures	-	14,194	-	-	-	-	14,194
Foreign exchange gain	-	-	68	-	-	-	68
Income (loss) before income taxes	$128,893	30,214	2,461	(2,384)	(16,780)	(54,972)	87,432

The following supplemental table represents BBX Capital’s Consolidating Statement of Operations (unaudited) for the year ended December 31, 2017 (in thousands):

	Bluegreen	BBX Capital Real Estate	Renin	IT'SUGAR	Other	Reconciling Items and Eliminations	Segment Total(1)
Revenues:
Sales of VOIs	$242,017	-	-	-	-	-	242,017
Fee-based sales commissions	229,389	-	-	-	-	-	229,389
Other fee-based services	111,819	-	-	-	-	-	111,819
Cost reimbursements	52,639	-	-	-	-	-	52,639
Trade sales	-	-	68,935	46,765	26,385	-	142,085
Interest income	86,876	2,225	-	2	74	(5,469)	83,708
Net gains on sales of real estate assets	-	1,451	-	-	-	-	1,451
Other revenue	312	5,145	-	64	1,540	(599)	6,462
Total revenues	723,052	8,821	68,935	46,831	27,999	(6,068)	869,570
Costs and expenses:
Cost of VOIs sold	17,679	-	-	-	-	-	17,679
Cost of other fee-based services	64,560	-	-	-	-	-	64,560
Cost reimbursements	52,639	-	-	-	-	-	52,639
Cost of trade sales	-	-	54,941	25,744	25,233	-	105,918
Interest expense	29,977	-	509	-	335	4,384	35,205
Recoveries from loan losses, net	-	(7,495)	-	-	-	-	(7,495)
Impairment losses	-	1,646	-	-	5,785	-	7,431
Net gains on cancellation of junior subordinated debentures	-	-	-	-	-	(6,929)	(6,929)
Reimbursements of litigation costs and penalty	-	-	-	-		(13,169)	(13,169)
Selling, general and administrative expenses	421,199	11,127	11,112	18,489	18,698	52,853	533,478
Total costs and expenses	586,054	5,278	66,562	44,233	50,051	37,139	789,317
Equity in net earnings of unconsolidated real estate joint ventures	-	12,541	-	-	-	-	12,541
Foreign exchange loss	-	-	(193)	-	-	-	(193)
Income (loss) before income taxes	$136,998	16,084	2,180	2,598	(22,052)	(43,207)	92,601

(2)

See Note [2]:  Summary of Significant Accounting Policies within the December 3[1], 2018 annual report on Form 10-K for further discussion regarding the implementation of a new revenue recognition accounting standard.

The following supplemental table presents Bluegreen’s System-wide sales of VOIs  (1) for the three months and year ended December 31, 2018 and 2017 as well as a reconciliation of Bluegreen’s Sales of VOIs to its System-wide sales of VOIs (unaudited) (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales of VOIs	$58,813	65,923	254,225	242,017
Provision for loan losses	15,379	12,906	51,305	46,397
Gross Sales of VOI's	74,192	78,829	305,530	288,414
Plus: Fee-based sales	71,767	73,098	318,540	330,854
System-wide sales of VOIs, net	$145,959	151,927	624,070	619,268

(1)    System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in Bluegreen’s Vacation Club through the same selling and marketing process it uses to sell its VOI inventory. Bluegreen considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

The following supplemental table represents BBX Capital’s free cash flow  (1) for the three months and year ended December 31, 2018 and 2017 as well as a reconciliation of cash flow from operating activities to free cash flow (unaudited) (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash flow from operating activities	$43,052	12,419	86,639	65,599
Capital expenditures for property and equipment	(12,234)	(7,887)	(45,550)	(22,045)
Free cash flow	$30,818	4,532	41,089	43,554

The following supplemental table represents Bluegreen’s free cash flow (1) for the three months and year ended December 31, 2018 and 2017 as well as a reconciliation of Bluegreen’s cash flows from operating activities to its free cash flow (unaudited) (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash flow from operating activities	$31,092	17,281	76,834	65,970
Capital expenditures for property and equipment	(8,192)	(4,735)	(32,539)	(14,115)
Free cash flow	$22,900	12,546	44,295	51,855

(1)    Free cash flow is a non-GAAP measure and is defined as cash provided by operating activities less capital expenditures for property and equipment. The Company and Bluegreen focus on the generation of free cash flow. The Company considers free cash flow to be a useful supplemental measure of the Company’s and Bluegreen’s ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of its liquidity. The Company's computation of free cash flow may differ from the methodology utilized by other companies. Investors are cautioned that the item excluded from free cash flow is a  significant component in understanding and assessing the Company’s financial performance.

The following supplemental table presents Bluegreen’s EBITDA and Adjusted EBITDA,  (1) defined below, for the three months and year ended December  31, 2018 and 2017, as well as a reconciliation of Bluegreen’s net income to its EBITDA and Adjusted EBITDA (unaudited) (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$22,670	69,746	100,352	139,343
Provision (benefit) for income taxes	3,544	(40,832)	28,541	(2,345)
Income before income taxes	26,214	28,914	128,893	136,998
Add/(Less):	-	-
Interest income (other than interest earned on VOI notes receivable)	(1,821)	(1,387)	(6,044)	(6,874)
Interest expense	4,064	1,753	15,195	12,168
Franchise taxes	19	51	199	178
Depreciation and amortization	3,303	2,541	12,392	9,632
Bluegreen EBITDA	31,779	31,872	150,635	152,102
EBITDA attributable to the noncontrolling
interest in Bluegreen/Big Cedar Vacations	(2,947)	(3,305)	(12,468)	(12,485)
One-time payment to Bass Pro	-	4,781	-	4,781
Loss on assets held-for-sale	(6)	2	3	46
Corporate realignment costs	2,899	2,157	3,650	5,836
Adjusted EBITDA	$31,725	35,507	141,820	150,280

(1)  Bluegreen’s EBITDA is defined as earnings or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), income and franchise taxes, and depreciation and amortization. For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

Bluegreen’s Adjusted EBITDA is defined as EBITDA adjusted for amounts attributable to noncontrolling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen has a 51% equity interest) and items that the Company believes are not representative of ongoing operating results.

The Company considers Bluegreen’s EBITDA and Adjusted EBITDA to be an indicator of Bluegreen’s operating performance, and they are used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. Additionally, the tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the related depreciation and amortization expense among companies.

The Company considers Bluegreen’s Adjusted EBITDA to be a useful supplemental measure of Bluegreen’s operating performance that facilitates the comparability of historical financial periods.

EBITDA and Adjusted EBITDA should not be considered as an alternative to net income as an indicator of Bluegreen's financial performance or as an alternative to cash flow from operating activities as a measure of its liquidity. The Company's computation of Bluegreen’s EBITDA and Adjusted EBITDA may differ from the methodology utilized by other companies. Investors are cautioned that items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing Bluegreen’s financial performance.

The following supplemental table presents Renin’s EBITDA and Adjusted EBITDA,  (1) defined below, for the three months and year ended December  31, 2018 and 2017, as well as a reconciliation of Renin’s net income to its EBITDA and Adjusted EBITDA (unaudited) (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income from Renin	$1,082	887	$1,610	1,484
Provision from income taxes	675	237	851	696
Income before income taxes	1,757	1,124	2,461	2,180
Add:
Interest expense	141	166	638	509
Depreciation and amortization	467	542	1,953	1,713
EBITDA	2,365	1,832	5,052	4,402
Foreign exchange (gain) loss	23	(119)	(68)	193
Adjusted EBITDA	$2,388	1,713	$4,984	4,595

(1)  Renin’s EBITDA is defined as its earnings, or net income, before taking into account interest expense, income taxes, and depreciation and amortization, including the amortization of product displays provided to customers for marketing purposes that are presented as a reduction of trade sales under GAAP.

Renin’s Adjusted EBITDA is defined as EBITDA adjusted for foreign exchange gains and losses, as exchange rates may vary significantly among companies.

The Company considers Renin’s EBITDA and Adjusted EBITDA to be an indicator of Renin’s operating performance, and they are used to measure Renin’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry.

The Company considers Renin’s Adjusted EBITDA to be a useful supplemental measure of Renin’s operating performance that facilitates the comparability of historical financial periods.

EBITDA and Adjusted EBITDA should not be considered as an alternative to net income as an indicator of Renin’s financial performance or as an alternative to cash flow from operating activities as a measure of its liquidity. The Company’s computation of Renin’s EBITDA and Adjusted EBITDA may differ from the methodology utilized by other companies, and investors are cautioned that items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing Renin’s financial performance.

The following supplemental table presents BBX Capital’s EBITDA and Adjusted EBITDA, (1) defined below, for the three months and year ended December 31, 2018 and 2017, as well as a reconciliation of BBX Capital’s net income to its EBITDA and Adjusted EBITDA (unaudited) (in thousands):

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$15,667	54,535	55,793	102,303
Provision (benefit) for income taxes	9,642	(39,723)	31,639	(9,702)
Income before income taxes	25,309	14,812	87,432	92,601
Add/(less):
Interest income (other than interest earned on
VOI notes receivable)	(1,441)	(827)	(5,631)	(3,706)
Interest expense	11,213	7,623	41,938	35,205
Interest expense on receivable-backed debt	(5,175)	(4,445)	(19,514)	(17,809)
Franchise taxes	19	51	199	178
Depreciation and amortization	5,776	4,982	21,788	16,762
EBITDA	35,701	22,196	126,212	123,231
EBITDA attributable to non-controlling interests	(5,972)	(4,984)	(26,674)	(14,531)
(Gain) loss on assets held-for-sale	(6)	2	3	46
Foreign exchange (gain) loss	23	(118)	(68)	193
Corporate realignment cost	6,843	4,613	9,677	9,133
One-time payment to Bass Pro	-	4,781	-	4,781
Adjusted EBITDA	$36,589	26,490	109,150	122,853

(1)  BBX Capital’s EBITDA is defined as earnings or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), income and franchise taxes, and depreciation and amortization. For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

BBX Capital’s Adjusted EBITDA is defined as EBITDA adjusted for amounts attributable to noncontrolling interest in Bluegreen and Bluegreen/Big Cedar Vacations (in which Bluegreen has a 51% equity interest) and items that the BBX Capital believes are not representative of ongoing operating results including restructuring charges and goodwill impairment losses.

The BBX Capital considers EBITDA and Adjusted EBITDA to be an indicator of BBX Capital’s operating performance, and they are used to measure BBX Capital’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. Additionally, the tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the related depreciation and amortization expense among companies.

BBX Capital considers Adjusted EBITDA to be a useful supplemental measure of its operating performance that facilitates the comparability of historical financial periods.

EBITDA and Adjusted EBITDA should not be considered as an alternative to net income as an indicator of BBX Capital’s financial performance or as an alternative to cash flow from operating activities as a measure of its liquidity. BBX Capital’s EBITDA and Adjusted EBITDA may differ from the methodology utilized by other companies. Investors are cautioned that items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing BBX Capital’s financial performance.